    As filed with the Securities and Exchange Commission on January 13, 2000

                                             Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ___________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ___________________

                                  ATMI, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                             06-1481060
      (State or other jurisdiction of            (I.R.S. Employer
      incorporation or organization)             Identification No.)

                              ___________________

                               7 Commerce Drive
                          Danbury, Connecticut 06810
                                (203) 794-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ___________________

                           Eugene G. Banucci, Ph.D.
                            Chief Executive Officer
                                  ATMI, Inc.
                               7 Commerce Drive
                          Danbury, Connecticut 06810
                                (203) 794-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              __________________

                                   Copy to:
                             Donna L. Brooks, Esq.
                             Shipman & Goodwin LLP
                               One American Row
                         Hartford, Connecticut 06103
                                (860) 251-5000

                              __________________

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              __________________

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                          Proposed                Proposed
    Title of Each Class             Amount                 Maximum                 Maximum
    of Securities to be              to be              Offering Price            Aggregate             Amount of
        Registered                Registered            per Share (1)           Offering Price       Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 ..................           1,543,282             $30.78                   $47,502,219.96      $12,540.59
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices on the Nasdaq National Market on January 6, 2000.

                              ___________________

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 Subject to Completion, Dated January 13, 2000

PROSPECTUS
----------
                               1,543,282 Shares

                                  ATMI, INC.

                                 Common Stock

                              -------------------

  The stockholders of ATMI listed on page 10 of this prospectus are offering and selling a total of 1,543,282 shares of ATMI common stock under this prospectus. The selling stockholders will receive all of the net proceeds from the sale of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

  Our common stock is traded on the Nasdaq National Market under the symbol "ATMI." On January 12, 2000, the closing sale price of our common stock was $31.5625 per share.

                              -------------------

  Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

                              -------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary is a criminal offense.

                              -------------------

    The date of this Prospectus is                                         .

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Where You Can Find More Information........................................  3
The Company................................................................  4
Special Note Regarding Forward-Looking Information.........................  5
Risk Factors...............................................................  5
Use of Proceeds............................................................ 10
Selling Stockholders....................................................... 10
Plan of Distribution....................................................... 12
Legal Matters.............................................................. 12
Experts.................................................................... 12

  You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Our reports, proxy statements and other information filed with the Commission are also available to the public from our web site at http://www.atmi.com or at the Commission's web site at http://www.sec.gov.

  This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding ATMI and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

  The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares:

          (1) Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-30130);

          (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

          (3) Current Report on Form 8-K/A dated May 31, 1999 and Current Report on Form 8-K/A dated November 29, 1999; and

          (4) The description of the common stock of ATMI's predecessor registrant, Advanced Technology Materials, Inc., contained in its registration statement on Form 8-A filed on October 23, 1993, which description was amended on Form 8-A/A filed on November 11, 1993, and any amendment or report filed to update this description.

  You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                                  ATMI, Inc.
                               7 Commerce Drive
                          Danbury, Connecticut  06810
                             Attn:  Dean Hamilton
                                (203) 794-1100

                                  THE COMPANY

  We are a leading supplier of materials and equipment used in the manufacture of semiconductor devices. Our specific focus is proprietary and patented products that are used in the manufacture of the thin films that are deposited on semiconductor wafers to make them functional as complex devices. We currently provide:


          .  a broad range of ultrahigh-purity semiconductor materials;

          . semiconductor materials packaging and delivery systems that bring materials to the processing equipment;

          . sensors for the workplace and environment that detect materials as they move through the workplace;

          .  point-of-use environmental equipment that abates materials; and

          . specialty thin film deposition services that provide coated wafers directly to our customers.

  Over the last four years, we have achieved a leadership position in each of our target markets by providing a more complete line of products than our competitors. Our strategy is to continue our growth through product line expansion in each of our existing markets and to leverage our core technology to create new high growth businesses. Our customers include most of the leading semiconductor manufacturers in the world.

  We have capitalized on the growth of the semiconductor industry in general by providing leading edge products and services in each of our target markets. We have organized our operations along two business segments: ATMI Materials and ATMI Technologies. ATMI Materials provides all of ATMI's products that are used in the semiconductor manufacturing process and the packaging and delivery systems that are used to get them there. ATMI Technologies provides products that sense and environmentally control these materials while also providing manufacturing services to those end users that do not wish to perform certain thin film manufacturing processes in-house. ATMI Technologies is also responsible for ATMI's venture and government contracting activities.

  ATMI's products are sold under a number of brand names as a result of its strategy of rapid growth through a combination of internal development and the acquisition of complementary product lines. Key products developed internally are: the SDS gas delivery system, which stores dangerous gases as solids in cylinders, providing increased safety and substantially greater operating efficiencies; the VaporSource liquid delivery system and a number of related next generation thin film materials; several products that now comprise the Ecosys environmental equipment business; and the Emosyn line of smart card integrated circuits based on a proprietary materials and design methodology. Recently acquired product lines include: the NOWPak and Newform high performance packaging and dispensing systems; the ACSI photolithography stripping and chemical mechanical processing materials, the Delatech line of environmental abatement equipment; and the MST and Telosense lines of materials sensing devices.

  We believe this portfolio of products makes ATMI a leader in its marketplace. We believe that we have the unique ability to deliver complete "materials solutions" to our customers, i.e. specialty materials, systems that deliver them to the processing equipment, devices that measure their presence in the workplace and the environment and equipment that removes them from the environment.

  We are a Delaware corporation organized in 1997 and are the successor registrant to Advanced Technology Materials which was incorporated in Connecticut in 1986 and reincorporated in Delaware in 1987. Our principal executive offices are located at 7 Commerce Drive, Danbury, Connecticut 06810, and our telephone number is (203) 794-1100.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar words. We can give no assurance that we will actually achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements below that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.


                                  RISK FACTORS

  You should carefully consider the following risks, together with other information contained or incorporated by reference in this prospectus, before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Our quarterly operating results may fluctuate

  Our quarterly operating results may fluctuate in the future as a result of a number of factors, including:

  .  the general demand for semiconductors;

  .  the cyclical nature of the semiconductor manufacturing equipment market;

  .  our product mix;

  .  our success in developing, introducing and shipping new products;

  .  competition;

  .  the timing of significant orders from, and shipments to, customers;

  .  the timing and market acceptance of new products;

  .  the timing and amount of bonus incentive payments to employees; and

  .  the effect of taxes and various non-recurring expenses.

As a result, our operating results in any quarter are not necessarily a good predictor of our results for any future period. In the future, we will likely experience quarterly or annual fluctuations. In one or more future quarters, our operating results may fall below the expectations of public market analysts or investors, and the price of our common stock could decline significantly.

Our business could be adversely affected if we are unable to integrate businesses we acquire

  During the past three years, we have acquired other companies, including Advanced Delivery and Chemical Systems, Lawrence Semiconductor Laboratories, NOW Technologies, Delatech, Advanced Chemical Systems International, TeloSense, Newform and MST Analytics. If opportunities exist, we intend to acquire other businesses that we believe are strategic. We may not achieve the anticipated benefits from any acquisition, including our acquisitions of ADCS, LSL, NOW, Delatech, ACSI, TeloSense, Newform and MST Analytics, unless we successfully combine the acquired businesses with those of ATMI in a timely and efficient manner. The integration of acquisitions requires substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could negatively impact our business, operating results and financial condition. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses as well as our ongoing business.

We may have difficulty managing our growth

  We have grown and intend to continue to grow our business. The management of our growth requires qualified personnel, systems and other resources. Our future success will depend in part on our ability to attract and retain highly skilled scientific, technical, managerial and marketing personnel. Competition for such personnel in the semiconductor industry is intense, and our competitors are often larger and more established than we are. We may not be successful in attracting and retaining qualified personnel. In addition, our expansion may also significantly strain operational, management, financial, sales and marketing and other resources. To manage growth effectively, we must continue to enhance our information technology infrastructure, systems and controls and successfully expand, train and manage our employee base. We may not be able to manage this expansion effectively, including providing satisfactory levels of customer service and technical support.

Our dependence on the semiconductor market makes us vulnerable to industry downturns

  Substantially all of our sales are to customers in the worldwide semiconductor industry. As a result, our operating results are materially dependent upon economic and business conditions in the semiconductor industry. The semiconductor industry and the semiconductor equipment industry in particular have been highly cyclical and have experienced periods of overcapacity at various times, resulting in significantly reduced demand for semiconductor materials, capital equipment and wafer processing services. Any industry downturn will likely reduce our revenues and earnings.

We face risks from international operations and sales

  International sales have accounted for up to 31.9% of our annual revenues over the last three years. We anticipate that international sales will continue to account for a significant portion of our revenues. As a result, our operations are subject to risks inherent in international business activities, including:

  .  export controls;

  .  unexpected changes in legal and regulatory requirements;

  .  policy changes affecting the markets for semiconductor technology;

  .  changes in tariffs, exchange rates and other barriers;

  .  political and economic instability;

  .  difficulties in accounts receivable collection;

  .  difficulties in managing resellers or representatives;

  .  difficulties in staffing and managing international operations;

  . difficulties in protecting our intellectual property outside the United States;

  .  seasonality of sales; and

  .  potentially adverse tax consequences.

  Although our sales to date have been predominantly denominated in U.S. dollars, the value of the U.S. dollar in relation to other currencies may also adversely affect our sales to customers outside the United States. In addition, the recent acquisitions of Newform and MST have increased the amount of our operations conducted in Europe with European currency. Also, expenses and revenues of a portion of certain of our businesses are denominated in South Korean, German or Belgian currency and are exposed to risks customarily associated with currency fluctuations. Any significant volatility in South Korean, German or Belgian currency, as it relates to invested capital in our respective businesses in those countries, could have a material adverse impact on stockholders' equity as reflected in currency translation adjustments in our financial statements. We do not hedge our exposure with respect to such fluctuations. To the extent that we expand our international operations or change our pricing practices to denominate prices in other currencies, we will be exposed to increased risks of currency fluctuations.

  Certain of our businesses conduct a material portion of their activities in Asia, including South Korea, Taiwan and Japan. Volatile economic conditions in the region or of those countries, or instability in the currency of those countries or in those countries' capital markets, may negatively impact our revenues and earnings.

Our revenues would suffer if we lost several key customers

  Sales to our top five customers have accounted for up to 12% of our revenues over the last three years. Our relationships with these customers are subject to various risks, including:

  . termination, reduction or modification in the event of changes in the customer's requirements or budgetary constraints;

  . risks of potential disclosure of our confidential information to third parties; and

  . the failure or inability of a customer to perform its prime contract with its customer.

Our revenues would suffer if our major customers reduce their purchases of our products or services or secure alternative sources for products or services.

We may have difficulty responding to changing and competing technologies

  Semiconductor technology, materials and processes change rapidly. We may not be successful if we cannot keep pace with such advances. We are evaluating a number of new opportunities to commercialize our core technology, including the commercialization of smart card devices employing our advanced dielectric material technology, but these opportunities may not lead to commercial products that are timely or competitive. The technological advances of others may render our current products or development efforts obsolete, and other equipment or materials may prove more advantageous to customers in the markets we serve. In addition, certain of our current technologies face competition from other existing technologies which may be superior to or more cost-effective than our current technologies and products.

We face significant competition from a variety of sources

  The markets for semiconductor thin film materials and delivery systems, environmental equipment and epitaxial deposition services are intensely competitive. A number of domestic and international companies engage in commercial activities in the markets we serve. Many of these companies have substantially greater financial, research and development, manufacturing and marketing resources than we do. In addition, as this industry evolves, other competitors may emerge. To remain competitive, we must continue to invest in and focus upon research and development and product and process innovation. We may not be successful if we cannot compete on:

  .  price;

  .  technical capabilities;

  .  quality;

  .  customer service; and

  . the ability to provide full market-basket solutions to customers that are increasingly seeking to streamline their vendor relationships.

Our business could be adversely affected if we cannot protect our proprietary technology

  Our proprietary technology aids our ability to compete effectively with other companies. Although we have been awarded, have filed applications for, or have been licensed under, numerous patents in the United States and other countries, these patents may not fully protect our technology or competitive position. Further, our competitors may apply for and obtain patents that will restrict our ability to make and sell our products.

  Our competitors may intentionally infringe our patents. Third parties may also assert infringement claims against us in the future. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to us. Outside the United States, such proceedings can be extremely expensive, and their outcome very unpredictable. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties or require us to license rights from third parties or to cease selling our products. We also rely on unpatented proprietary technology that others may independently develop or otherwise obtain access to. Our inability to maintain the proprietary nature of our technologies could negatively affect our revenues and earnings.

We may incur various tax liabilities that exceed our security for these liabilities

  The former securityholders of the ADCS Group have agreed to indemnify us for possible tax liabilities of the ADCS Group. As security for these potential liabilities, the former securityholders of the ADCS Group delivered into escrow a portion of the shares of common stock they received in connection with our acquisition of the ADCS Group. We and the former securityholders of the ADCS Group have divergent views on any potential exposures related to the various tax matters for which there will be indemnification. The former securityholders of the ADCS Group believe that any exposure would be immaterial. We believe that any successful challenge to the tax matters is not probable. While the possible exposures are difficult to quantify, we believe that, regardless of the probability that liabilities arise, the potential exposures could range from $0 to $22 million depending on the tax matter. We have been notified by the Internal Revenue Service of an assessment of $2.1 million for certain of these tax matters. Although we believe that this assessment is without merit and we intend to vigorously defend our position on these tax matters, we cannot predict whether we will be successful in defending against the assessment or the amount of any final assessment against us. We have agreed that minimum amounts must be reached before we have a right to recover our losses. The current value of the shares held in escrow provides indemnity towards the upper range of the potential exposures. A possibility exists that the losses could exceed the value of the shares held in escrow because the shares held in escrow are too few in number or too low in value to adequately compensate us for these losses. In any event, if we incur actual tax liabilities, our earnings, cash flows and cash position will be negatively affected.

Our business could be negatively affected if we cannot define, develop and sell new products

  We believe that our future success will depend, in part, upon our ability to enhance our existing products and processes and to develop and commercialize new products and processes. We may not be able to improve our existing products and process technologies or to develop and market new products and technologies that will be cost-effective or introduced in a timely manner or accepted in the marketplace. Our failure to develop or introduce enhanced and new products and processes in a timely manner may negatively affect our revenues and earnings.

We face numerous risks in manufacturing our products

  The manufacture of semiconductors and related materials and equipment involves highly complex manufacturing processes. We have established manufacturing facilities for many of our products, including semiconductor environmental equipment, thin film materials, delivery systems, substrates and epitaxial wafers. We have also established a facility to fabricate, test and assemble semiconductor thin films, devices and circuits. Any prolonged disruption in our manufacturing operations, whether due to technical or labor difficulties, delay or inability to obtain sufficient quantities of production input or equipment, destruction or damage to any facility or other reasons, could negatively impact our ability to deliver products to customers. We are dependent upon a limited number of suppliers to provide us with sufficient quantities of some materials and equipment used in our processes so that we may be unable to obtain the quantities of materials and equipment we require. To be financially successful, we must manufacture our products in commercial quantities, at acceptable costs and on a timely basis, which we may not be able to do. We have limited experience in manufacturing certain of our products, and we may incur significant start-up costs and unforeseen expenses in connection with attempts to manufacture these products and expand our facilities.

Our business could be subject to product liability claims

  The manufacture and sale of our products, which include thin film and other toxic materials, involve the risk of product liability claims. In addition, a failure of one of our products at a customer site could interrupt the business operations of the customer. Our existing insurance coverage limits will not be adequate to protect us from all liabilities that we might incur in connection with the manufacture and sale of our products if a successful product liability claim or series of product liability claims brought against us exceeds our insurance coverage.

Our business is subject to substantial liabilities for failure to comply with environmental regulations

  We use, generate and discharge toxic or otherwise hazardous chemicals and wastes in our manufacturing, processing and research and development activities. As a result, we are subject to a variety of governmental regulations related to the storage, use and disposal of these materials. Our failure to comply with present or future laws could result in fines or other liabilities being imposed on us, suspension of production or a cessation of operations.

  The various premises we occupy, particularly the premises in Danbury, Connecticut, may have been contaminated prior to occupancy. We are not aware of any environmental investigation or action by government agencies involving these premises. However, under federal and state statutes and regulations, a government agency may seek to recover its response costs and/or require future remedial measures from both operators and owners of property where releases of hazardous substances have occurred or are ongoing. The prior occupant of the Danbury, Connecticut premises has agreed to indemnify us for remediation costs in connection with any pre-existing, on-site contamination or environmental condition. However, this indemnification may not prove adequate to cover any liability imposed on us related to the environmental condition of the premises or the cost of defending an environmental action, either of which could be substantial.

  Our activities may also result in our being subject to additional regulation. Such regulations could require us to acquire significant additional equipment or to incur other substantial expenses to comply with environmental laws. Our failure to control the use of hazardous substances could subject us to substantial financial liabilities.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sales of the shares by the selling stockholders. Also, we will bear most of the costs of registering the shares covered by this prospectus. Those costs include registration and filing fees and fees and expenses of our counsel and accountants.

  However, the selling stockholders will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services.

                              SELLING STOCKHOLDERS

  The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of the date of this prospectus by the selling stockholders.

                                                Shares                                          Shares
                                           Beneficially Owned            Shares            Beneficially Owned
Selling Stockholders                      Prior to the Offering      Being Offered         After the Offering
--------------------                      ---------------------      -------------         ------------------
High Street Capital, L.L.C.                      114,336               114,336
Michael A. Nemeroff                                2,382                 2,382                      0
KB Partners, L.L.C.                              116,990               116,990                      0
Andrew M. Denenberg as                           219,143               219,143                      0
 Trustee of Byron                                                                                   0
 Denenberg Grantor
 Retained Annuity Trust
 dated November 1, 1998
Byron A. Denenberg                               217,407               217,407
DJS Investment Partnership,                        9,528                 9,528                      0
 LLP                                                                                                0
John Cash                                          2,382                 2,382
David R. Chamberlin                               14,292                14,292                      0
 Revocable Trust dated                                                                              0
 11/11/75
David S. Connelly                                  2,382                 2,382
Robert J. Currey                                   4,764                 4,764                      0
Charles Dann                                       7,146                 7,146                      0
Bruce Denenberg IRA                                4,764                 4,764                      0
Howard W. Denenberg, M.D.                          2,382                 2,382                      0
Robert T. Geras                                    7,146                 7,146                      0
William R. Gurtin                                  9,528                 9,528                      0
Walter Haemmerli                                   4,764                 4,764                      0
Steven J. Hefter                                   9,528                 9,528                      0
Gerhard Hoog                                      17,436                17,436                      0
Richard E. Hulina                                  4,764                 4,764                      0
 Declaration of Trust dated                                                                         0
 May 6, 1994
Jaob Kiferbaum                                     4,764                 4,764

                                                Shares                                          Shares
                                           Beneficially Owned            Shares            Beneficially Owned
Selling Stockholders                      Prior to the Offering      Being Offered         After the Offering
--------------------                      ---------------------      -------------         ------------------
Peter Koller                                       7,908                 7,908                      0
Edwin Kowalski                                       762                   762                      0
Donald A. Kurasch and                              7,146                 7,146                      0
 Mary J. Riordan as Joint                                                                           0
 Tenants
RL Partners                                        4,764                 4,764
Kenneth Leonard, Trustee,                          4,764                 4,764                      0
 Kenneth Leonard Pension                                                                            0
 Plan Trust
Lieberman Family LP                                9,528                 9,528                      0
John R. Obiala                                     2,382                 2,382                      0
Raymond J. Peacoe                                  2,382                 2,382                      0
Robert G. Quinn                                    4,764                 4,764                      0
The Riemer Family Trust                            4,764                 4,764                      0
 dated May 10, 1985
Nelson Rivera                                     17,436                17,436                      0
John R. Salerno                                    2,382                 2,382                      0
Daniel J. Savage, Trustee of                       4,764                 4,764                      0
 the Daniel J. Savage
 Declaration of Trust dated
 January 11, 1991
Centaur Partners V, L.P.                          11,910                11,910                      0
Richard Spinell                                    4,764                 4,764                      0
James Whiteside and                                2,382                 2,382                      0
 Michelle Whiteside as
 Joint Tenants
James J. Wiesen                                    2,382                 2,382                      0
IRA FBO John E.                                    2,382                 2,382                      0
 Wray/DLJSC as Custodian
Susan Donovan                                        838                   838                      0
Thomas Chatterton                                  2,062                 2,062                      0
Joseph Evans                                       1,429                 1,429                      0
Gordon Frank                                      20,265                20,265                      0
Dieter Kitzelmann, Ph.D.                          28,107                28,107                      0
Renate Merkel                                        762                   762                      0
Uwe Michalak                                       5,227                 5,227                      0
Peter Robertson                                    7,907                 7,907                      0
Telemind Corporation                               6,192                 6,192                      0
Mitsu Shida                                       12,233                12,233                      0
Ernesto Szombach                                   5,526                 5,526                      0
Gail Belian                                          762                   762                      0
Terrence Belian                                      762                   762                      0
Andrew M. Denenberg                                1,524                 1,524                      0
Gina M. Denenberg                                    762                   762                      0
Michael B. Denenberg                                 762                   762                      0
Nerrisa C. Denenberg                                 762                   762                      0
Timothy J. Denenberg                                 762                   762                      0
Amy Voss                                             762                   762                      0
Andrew Voss                                          762                   762                      0
Daniel B. Voss                                       762                   762                      0
Jared M. Voss                                        762                   762                      0
Paul Decker                                          762                   762                      0

                                                Shares                                          Shares
                                           Beneficially Owned            Shares            Beneficially Owned
Selling Stockholders                      Prior to the Offering      Being Offered         After the Offering
--------------------                      ---------------------      -------------         ------------------
Denenberg 1998 Children's                         14,670                14,670                     0
 Trust dated November 26,
 1998
Keith D. Bank, as Trustee of                       4,764                 4,764                     0
 the Keith Bank
 Declaration of Trust dated
 December 14, 1994
Stephane Huynen                                  158,630               158,630                     0
Marleen Van Praag                                116,370               116,370                     0
Marc Huynen                                      158,630               158,630                     0
Therese Delsarte                                 116,370               116,370                     0

     TOTAL                                       873,025               873,025


                              PLAN OF DISTRIBUTION

  The selling stockholders or their distributees or donees may sell the shares in one or more transactions on the Nasdaq National Market or in negotiated transactions, or both. The selling stockholders may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. The selling stockholders may sell shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares. The selling stockholders and any broker-dealers that participate in the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions and any profit on the resale of shares they receive may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Shipman & Goodwin LLP, of Hartford, Connecticut, will pass on the validity of the shares offered by this prospectus. As of the date of this prospectus, lawyers employed at Shipman & Goodwin LLP owned 7,000 shares of our common stock.

                                    EXPERTS

  The supplemental consolidated financial statements (including schedule) of ATMI, Inc. appearing in the Company's Current Report on Form 8-K/A dated November 29, 1999, incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which, as to 1998 and 1997, is based in part on the reports of Arthur Andersen LLP, and as to 1998, is based in part on the report of Rath, Anders, Dr. Wanner & Partner, and as to 1997, is based in part on the report of Deloitte & Touche LLP, and as to 1996, is based in part on the reports of Deloitte & Touche LLP and Price Waterhouse LLP, independent auditors. The supplemental consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

  The supplemental consolidated financial statements (including schedule) of ATMI, Inc. appearing in the Company's Current Report on Form 8-K/A dated May 31, 1999, incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which, as to 1997, is based in part on the report of Deloitte & Touche LLP, and as to 1996, is based in part on the reports of Deloitte & Touche LLP and Price Waterhouse LLP, independent auditors. The supplemental consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements (including schedule) of ATMI, Inc. incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference which, as to 1997, is based in part on the report of Deloitte & Touche LLP, and as to 1996, is based in part on the reports of Deloitte & Touche LLP and Price Waterhouse LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses, other than broker-dealer discounts and commissions, payable by the registrant in connection with the sale and distribution of the shares of Common Stock registered hereby. The registrant is paying all of the expenses incurred on behalf of the selling stockholders (other than discounts and commissions).


     SEC registration fee......................   $12,541
     Legal fees and expenses...................     5,000
     Accounting fees and expenses..............     5,000
     Miscellaneous.............................     5,000
                                                    -----
          Total expenses.......................   $27,541


Item 15.  Indemnification of Directors and Officers

     The registrant's Certificate of Incorporation provides that the personal liability of the directors of the registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the registrant and its stockholders (through stockholders' derivatives suits on behalf of the registrant) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

     In addition, the registrant's Certificate of Incorporation and Bylaws provide that the registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the registrant against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the registrant.

Item 16.  Exhibits

     The following is a list of exhibits filed as a part of this registration statement or incorporated by reference herein:

Exhibit No.         Description
-----------         -----------

   4.1(a) Certificate of Incorporation of ATMI (Exhibit 3.01 to ATMI's Registration Statement on Form S-4, filed September 10, 1997, Registration No. 333-35323 (the "1997 Form S-4 Registration Statement")). (1)

   4.1(b) Certificate of Amendment to Certificate of Incorporation (Exhibit 4.1(b) to ATMI's Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed October 10, 1997, Registration No. 33-77060). (1)

   4.1(c) Certificate of Amendment to Certificate of Incorporation (Exhibit 3.01(c) to ATMI's Registration Statement on Form S-4, Registration No. 333-51333). (1)

   4.2 Bylaws of ATMI (Exhibit 3.02 to the 1997 Form S-4 Registration Statement). (1)

   5.1 Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered. (2)

  23.1         Consent of Shipman & Goodwin LLP, included in opinion filed as
               Exhibit 5.1. (2)

  23.2         Consent of Ernst & Young LLP. (2)

  23.3         Consent of PricewaterhouseCoopers LLP. (2)

  23.4         Consent of Deloitte & Touche LLP. (2)

  23.5         Consent of Arthur Andersen LLP. (2)

  23.6         Consent of Rath, Anders, Dr. Wanner & Partner. (2)

  24.1 Power of Attorney, included in signature page of this Registration Statement. (2)

__________________
(1)  Incorporated by reference.

(2)  Filed herewith.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:


         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospects filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on January 13, 2000.


                          ATMI, INC.


                          By:  /s/ Eugene G. Banucci
                               ---------------------
                               Eugene G. Banucci, President,
                               Chief Executive Officer and Chairman of the Board

                               POWER OF ATTORNEY

     Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Eugene G. Banucci and Daniel P. Sharkey and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or registration statement increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                            ----------------------


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                                            Title                              Date
           ---------                                            -----                              ----
          /s/ Eugene G. Banucci                    President, Chief Executive Officer,       January 13, 2000
------------------------------------------------    Chairman of the Board and Director
              Eugene G. Banucci                        (principal executive officer)

          /s/ Daniel P. Sharkey                    Vice President, Treasurer and Chief       January 13, 2000
------------------------------------------------       Financial Officer (principal
              Daniel P. Sharkey                      financial and accounting officer)

          /s/ Mark A. Adley                                      Director                    January 13, 2000
------------------------------------------------
              Mark A. Adley

          /s/ Robert S. Hillas                                   Director                    January 13, 2000
------------------------------------------------
              Robert S. Hillas

          /s/ Kam Law                                            Director                    January 13, 2000
------------------------------------------------
              Kam Law

                Signature                                         Title                           Date
                ---------                                         -----                           ----
          /s/ Stephen H. Mahle                                   Director                    January 13, 2000
------------------------------------------------
              Stephen H. Mahle

          /s/ Stephen H. Siegele                                 Director                    January 13, 2000
------------------------------------------------
              Stephen H. Siegele

                                 EXHIBIT INDEX


Exhibit No.                      Description
-----------                      -----------

     4.1(a) Certificate of Incorporation of Registrant (Exhibit 3.01 to ATMI's Registration Statement on Form S-4, filed September 10, 1997, Registration No. 333-35323 (the "1997 Form S-4 Registration Statement")). (1)

     4.1(b) Certificate of Amendment to Certificate of Incorporation (Exhibit 4.1(b) to ATMI's Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed October 10, 1997, Registration No. 33-77060). (1)

     4.1(c) Certificate of Amendment to Certificate of Incorporation (Exhibit 3.01(c) to ATMI's Registration Statement on Form S-4, Registration No. 333-51333). (1)

     4.2 Bylaws of ATMI (Exhibit 3.02 to the 1997 Form S-4 Registration Statement). (1)

     5.1 Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered. (2)

    23.1       Consent of Shipman & Goodwin LLP, included in opinion filed as
               Exhibit 5.1. (2)

    23.2       Consent of Ernst & Young LLP. (2)

    23.3       Consent of PricewaterhouseCoopers LLP. (2)

    23.4       Consent of Deloitte & Touche LLP. (2)

    23.5       Consent of Arthur Andersen LLP. (2)

    23.6       Consent of Rath, Anders, Dr. Wanner & Partner. (2)

    24.1 Power of Attorney, included in signature page of this Registration Statement. (2)


    _______________
 (1)  Incorporated by reference.
 (2)  Filed herewith.



                                      E-1